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                     December 5, 2022

       Kevin Timmons
       Chief Executive Officer
       InterPrivate IV InfraTech Partners Inc.
       1350 Avenue of the Americas
       2nd Floor
       New York, NY 10019

                                                        Re: InterPrivate IV
InfraTech Partners Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 21,
2022
                                                            File No. 001-40153

       Dear Kevin Timmons:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel Nussen, Esq.